Exhibit 99.1

200 E Randolph St
Chicago IL 60601
Tel: +1 312 782 5800

Contact	Molly Schlax	Date	October 7, 2015
Telephone	+1 312 729 3661	Email	molly.schlax@fleishman.com

JLL Income Property Trust
Completes Retail Acquisition in Austin, TX

Chicago (October 7, 2015) - JLL Income Property Trust, an institutionally-managed, non-listed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced it acquired Whitestone Market, a high quality, grocery-anchored community center located in Cedar Park (Austin), TX. Anchored by H-E-B, the leading grocer in Texas and one of the nation’s largest independent food retailers, the 145,000 square foot center is 100% leased to 17 tenants with approximately 14 years of average remaining lease term.

Whitestone Market is situated within north Austin’s affluent and rapidly growing Cedar Park submarket. Research shows that Austin’s economy is among the country’s strongest, with projected continued growth in employment, population, and retail sales. In addition to Austin’s rapid northern expansion, Cedar Park’s projected residential and economic growth should enhance the long-term outlook for this investment due to improving population density and increasing household incomes. Located at the intersection of North Austin’s main east-west artery and major north-south corridor, the center has excellent drive-by visibility and convenient accessibility.

“This acquisition reflects our strategy to increase our portfolio’s exposure to high-quality, grocery-anchored centers in top national retail markets,” commented Allan Swaringen, President and CEO of JLL Income Property Trust. “Whitestone Market is our fifth new acquisition in the grocery-anchored retail format,” added Swaringen, “investing more than $230 million in this property sector over the last two years, all in targeted retail locations rated in the top-quartile of LaSalle’s proprietary ranking of more than 40,000 grocery-anchored shopping centers in the U.S. LaSalle’s criteria grades shopping centers based upon their surrounding population density, household income and trade area competition and is a strong buy signal for us as we filter through the billions of dollars of property currently coming to market.”

Considered one of Austin’s top grocery-anchored centers, Whitestone Market features a diversified tenant mix of primarily restaurant and service oriented retailers with strong historical occupancy and tenant sales. “The Austin market continues to demonstrate compelling growth characteristics and strong operating fundamentals, providing key drivers to support the long-term performance of high-quality shopping centers in prime locations,” noted David Schreiber, Managing Director of Acquisitions. “The center’s strong necessity-based tenancy complemented by the long-term anchor lease with H-E-B further enhances its ongoing stability.”

JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States.  JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $56 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.